CONSENT OF COUNSEL

AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)

We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statements of Additional Information for the portfolios of AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds) (the “Trust”), included in Post-Effective Amendment No. 77 to the Registration Statement under the Securities Act of 1933, as amended (No. 033-66242), and Amendment No. 78 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-07890), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania

June 26, 2019